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                                                                    Exhibit 99.1

                                     Contact:   James A. Johnson
                                                Alberta L. Garvin
                                                Targeted Genetics Corporation
                                                (206) 521-7824

PRESS RELEASE
                                                Lucy L. Morrison
                                                Feinstein Partners Inc.
                                                (617) 577-8110

                TARGETED GENETICS ADOPTS SHAREHOLDER RIGHTS PLAN

         SEATTLE -- Oct. 17, 1996 -- Targeted Genetics Corporation (Nasdaq:TGEN) today announced that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Targeted Genetics' common stock.

         "The Rights are designed to ensure that all of Targeted Genetics' shareholders receive fair and equal treatment in the event of any takeover of the company," said H. Stewart Parker, Targeted Genetics' president and chief executive officer. "This common step of instituting a Shareholder Rights Plan is to protect the rights of our shareholders, and to guard against attempts to gain control of the company without paying all shareholders the fair value of their shares. We are not aware of any effort to acquire Targeted Genetics, but it is prudent to be prepared."

         The Rights will not become exercisable, and will continue to trade with the common stock, unless a person or group acquires 15 percent or more of Targeted Genetics' common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the company's common stock. Each Right will entitle shareholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $40.00.

         If a person or group acquires 15 percent or more of Targeted Genetics' outstanding common stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, a number of Targeted Genetics' common shares having a market value of twice that price. In addition, if Targeted Genetics is acquired in a merger or other business combination transaction after a person has acquired


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15 percent or more of Targeted Genetics' outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice that price.

         Following the acquisition by a person or group of 15 percent or more of Targeted Genetics' common stock and prior to an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, for consideration per Right consisting of one-half of the Common Stock that would be issuable upon exercise of one Right. Alternatively, the Rights may be redeemed for one cent per Right at the option of the Board of Directors prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of Targeted Genetics' common stock.

         The non-taxable dividend distribution will be made on October 18, 1996, payable to shareholders of record on that date. The Rights will expire on October 18, 2006.

         Targeted Genetics Corporation develops gene and cell therapies for the treatment of certain acquired and inherited diseases. The company has three lead product development programs targeting cystic fibrosis, breast and ovarian cancer, and HIV cell therapy, as well as an extensive technology platform.

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